Exhibit 3.1

CERTIFICATE OF CHANGE PURUSANT
TO NRS 78.209
CERTIFICTE OF CHANGE FILED PURUSANT TO NRS 78.209
FOR NEVADA PROFIT CORPORATIONS

1.	NAME OF THE CORPORATION:

Sparking Events, Inc.

2.	THE BOARD OF DIRECTORS HAVE ADOPTED A RESOLUTION PURSUANT TO NRS 78.207 AND HAVE OBTAINED ANY REQUIRED APPROVAL OF THE STOCKHOLDERS.

3.	THE CURRENT NUMBER OF AUTHORIZED SHARES AND THE PAR VALUE, IF ANY, OF EACH CLASS OR SERIES, IF ANY, OF SHARES BEFORE THE CHANGE:

75,000,000 shares of common stock, par value $.001 per share.

4.	THE NUMBER OF AUTHORIZED SHARES AND THE PAR VALUE, IF ANY, OF EACH CLASS OR SERIES, OF ANY, OF SHARES AFTER THE CHANGE:

225,000,000 shares of common stock, par value $.001 per share.

5.	THE NUMBER OF SHARES OF EACH AFFECTED CLASS OR SERIES, IF ANY, TO BE ISSUED AFTER THE CHANGE IN EXCHANGE FOR EACH ISSUED SHARE OF THE SAME CLASS OR SERIES:

Three (3) shares of common stock shall be issued after the change in exchange for each share of common stock issued.

6.
THE PROVISIONS, IF ANY, FOR THE ISSUANCE OF FRACTIONAL SHARES, OR FOR THE PAYMENT OF MONEY OR THE ISSUANCE OF SCRIP TO STOCKHOLDERS OTHERWISE ENTITLED TO A FRACTION OF A SHARE AND THE PERCENTAGE OF OUTSTANDING SHARES AFFECTED THEREBY:

Fractional shares shall be rounded up to the nearest whole share.

7.	EFFECTIVE DATE OF FILING (OPTIONAL):

8.	OFFICER SIGNATURE:

Chao-Wu Chou	,	Chief Executive Officer
Date: April 20, 2009